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                              SERVICE EXPERTS, INC.

                 EXHIBIT 11 - COMPUTATION OF EARNINGS PER SHARE

                                   THREE MONTHS ENDED            SIX MONTHS ENDED
                                         JUNE 30,                    JUNE 30,
                                   1996          1997           1996          1997
                                  ------        -------        ------        -------
                                       (Unaudited)                  (Unaudited)

                                       (In thousands, except per share data)
Net income                        $  197        $ 4,242        $  259        $ 6,086
Average shares outstanding         1,653         14,079         1,653         13,103
Net effect of dilutive
  stock options based
  on the treasury stock
  method using average
  market price                      --              125          --              134
                                  ------        -------        ------        -------
Weighted average shares            1,653         14,204         1,653         13,237
                                  ------        -------        ------        -------
Net income per common
  share                           $ 0.12        $  0.30        $ 0.16        $  0.46
                                  ======        =======        ======        =======


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